UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 31, 2012

World Acceptance Corporation
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street Greenville, South Carolina 29607
(Address of Principal Executive Offices) (Zip Code)

(864) 298-9801
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

World Acceptance Corporation, Inc. held its Annual Meeting of Shareholders on August 1, 2012. Of the 13,234,602 shares outstanding and entitled to vote, 12,280,110 shares were represented at the meeting, or an 92.79% quorum. The final results of voting for each matter submitted to a vote of shareholders at the meeting are as follows:

Proposal 1 — Election of Directors

Elected the following seven individuals to the Board of Directors to serve as directors for a term of one year until the Annual Meeting of Shareholders in 2013, or until their successors have been duly elected and qualified:

	Votes Cast For	Votes Withheld	Votes Abstained	Broker Non-Votes
Ken R. Bramlett, Jr.	11,226,529	268,477	-	785,104
James R. Gilreath	11,231,262	263,744	-	785,104
William S. Hummers IIII	11,166,146	328,860	-	785,104
A. Alexander McLean III	11,192,786	302,220	-	785,104
Scott J. Vassalluzzo	11,118,085	376,921	-	785,104
Charles D. Way	11,225,755	269,251	-	785,104
Darrell E. Whitaker	11,267,040	227,966	-	785,104

Proposal 2 — Ratification of Appointment of Independent Auditors

Ratified the selection of KPMG, LLP as independent auditors for the year ending March 31, 2013:

For	Against	Abstain	Broker Non-Votes
12,200,125	69,721	10,264	0

Proposal 3 — Approval, on an advisory basis, of the executive compensation of the Company

Approved, on an advisory basis, the executive compensation of the Company:

For	Against	Abstain	Broker Non-Votes
11,358,722	114,192	22,092	785,104

Item 8.01.	Other Events.

Regulatory Update

On July 31, 2012, the Supreme Court of Missouri reversed the decision of the Missouri trial court and has ruled that the ballot summary and the fiscal impact statement for a ballot initiative to limit consumer loan annual interest rates in Missouri to 36% are sufficient to allow the proposal to be on the ballot for the November general election. Signatures in support of the initiative to have the proposal on the ballot are still being counted and accordingly it has not yet been determined if the minimum required number of signatures have been gathered to place the initiative on the ballot. Because the interpretation by the State of Missouri of the statutory changes effected by the ballot initiative is presently unclear and because there are likely to be constitutional challenges if it is enacted, the Company is uncertain what the effect of the adoption of the ballot initiative would have on its operations in Missouri. In the worst case this could result in the Company having to cease operations in Missouri. Net loan Receivables in Missouri were $40.3 million, or 5.6% of the consolidated net loan receivables, as of March 31, 2012. Pre-tax income from Missouri was $11.3 million, or 7.1% of pre-tax consolidated income, for the year ended March 31, 2012. Management is evaluating additional potential impacts on the Company should this initiative become law.

Additional $25 Million Stock Repurchase Authorization

On August 1, 2012, the Board of Directors authorized the Company to repurchase up to $25 million of the Company’s common stock. This repurchase authorization follows, and is in addition to, a similar repurchase authorization of $25 million announced on June 11, 2012. After taking into account all shares repurchased through August 1, 2012 (including pending repurchase orders subject to settlement), the Company has approximately $35.1 million in aggregate remaining repurchase capacity under all of the Company’s outstanding repurchase authorizations. The timing and actual number of shares repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements and other market and economic conditions. The Company’s stock repurchase program may be suspended or discontinued at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 2, 2012

World Acceptance Corporation

By:	/s/ Kelly M. Malson
Kelly M. Malson
Senior Vice President and Chief Financial Officer